CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Senior Unsecured Notes	$250,000,000	$9,825.00

PROSPECTUS Dated March 29, 2006	Pricing Supplement Number: 4736 Filed Pursuant to Rule 424(b)(3)
PROSPECTUS SUPPLEMENT Dated March 29, 2006	Dated February 4, 2008 Registration Statement: No. 333-132807

GENERAL ELECTRIC CAPITAL CORPORATION

GLOBAL MEDIUM-TERM NOTES, SERIES A

(Senior Unsecured Fixed Rate Notes)
Issuer:	General Electric Capital Corporation
Ratings:	Aaa/AAA
Trade Date:	February 4, 2008
Settlement Date (Original Issue Date):	February 7, 2008
Maturity Date:	March 4, 2015
Principal Amount:	US $250,000,000
Price to Public (Issue Price):	100.281% (plus accrued interest from and including September 4, 2007 to but excluding February 7, 2008)
Agents Commission:	0.20%
All-in Price:	100.081%
Accrued Interest:	US$5,179,687.50
Net Proceeds to Issuer:	US $255,382,187.50 (including accrued interest)
Treasury Benchmark:	4.250% due November 15, 2017
Spread to Treasury Benchmark:	Plus 1.175%
Interest Rate Per Annum:	4.875%
Interest Payment Dates:	Semi-annually on the 4th of each March and September, commencing March 4, 2008 and ending on the Maturity date.

Page 2
Filed Pursuant to Rule 424(b)(3)
Dated February 4, 2008
Registration Statement: No. 333-132807

Day Count Convention:	30/360
Denominations:	Minimum of $1,000 with increments of $1,000 thereafter.
Call Notice Period:	None
Put Dates (if any):	None
Put Notice Period:	None
Clearance and Settlement:	DTC global (including through its indirect participants Euroclear and Clearstream, Luxembourg as described under "Global Clearance and Settlement Procedures" in the accompanying Prospectus Supplement)
CUSIP:	36962GP65
ISIN:	US36962GP657
Common Code:	021448559

Investing in the Notes involves risks. See "Risk of Foreign Currency Notes and Indexed Notes" on page 2 of the accompanying prospectus supplement and "Risk Factors" on page 2 of the accompanying prospectus.

Plan of Distribution:

The Notes are being purchased by Credit Suisse Securities, Inc. (the "Underwriter"), as principal, at 100.281% of the aggregate principal amount less an underwriting discount equal to 0.20% of the principal amount of the Notes.

The Company has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

Page 3
Filed Pursuant to Rule 424(b)(3)
Dated February 4, 2008
Registration Statement: No. 333- 132807

Additional Information:

Reopening of Issue

The Notes are intended to be fully fungible and be consolidated and form a single issue for all purposes with the Issuers issue of US$ 1,000,000,000 principal amount of Fixed Rate Notes due March 4, 2015 as described in the Issuers pricing supplement number 4154 dated March 1, 2005.

General

At September 30, 2007, the Company had outstanding indebtedness totaling $480.041 billion, consisting of notes payable within one year, senior notes payable after one year and subordinated notes payable after one year. The total amount of outstanding indebtedness at September 30, 2007, excluding subordinated notes payable after one year, was equal to $471.656 billion.

Consolidated Ratio of Earnings to Fixed Charges

The information contained in the Prospectus under the caption "Consolidated Ratio of Earnings to Fixed Charges" is hereby amended in its entirety, as follows:

Year Ended December 31,					Nine Months Ended
2002	2003	2004	2005	2006	September 30, 2007
1.43	1.77	1.87	1.70	1.64	1.56

For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net earnings adjusted for the provision for income taxes, minority interest and fixed charges.

Fixed charges consist of interest and discount on all indebtedness and one-third of rentals, which the Company believes is a reasonable approximation of the interest factor of such rentals.

CAPITALIZED TERMS USED HEREIN WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT.